Exhibit 99.7

BACKGROUND TO THE EXCHANGE OFFERS, CONSENT SOLICITATION AND CONCURRENT NOTES OFFERING

Despite progress on merger integration, favorable exchange rates and an improved pricing environment, we face significant liquidity constraints, a situation made more difficult by the current global economic downturn and extremely tight credit markets. Overall, we have in excess of $1 billion of maturities and repayment obligations that come due before the end of August 2009, and significant additional maturities in 2010 and beyond. As of December 31, 2008, Abitibi had a $347 million term loan due March 30, 2009 and $272 million outstanding under an accounts receivable securitization program that is scheduled to terminate in July 2009. Bowater’s Canadian bank credit facility, which has a current available commitment of $117 million, matures in June 2009. Bowater has approximately $248 million outstanding aggregate principal amount of 9.00% Debentures that mature August 1, 2009 and $234 million outstanding aggregate principal amount of Floating Rate Senior Notes that mature March 15, 2010. In addition, certain parameters that form part of the borrowing base calculation of Bowater’s bank credit facilities are scheduled to be reduced by an aggregate of $138 million by March 31, 2009 (subject to a possible extension through April 29, 2009 under certain circumstances). As of the date of this Offering Circular, we do not have funds sufficient to repay all such amounts when due and we may not be able to renew or extend these maturities. We are negotiating with various financing sources and actively exploring various alternatives to secure the necessary funds or to otherwise restructure this indebtedness, including amending Bowater’s U.S. and Canadian bank credit facilities and conducting the exchange offers, the Concurrent Notes Offering and the Additional Financing Transaction. However, there can be no assurance that we will be able to consummate any such financing or restructuring transactions prior to those maturities. The continued disrupted state of the credit and capital markets, among other things, is creating a significant impediment to our efforts. If we are unable to refinance or restructure these obligations on or before their maturities, we would be in default under the indentures or agreements relating to such obligations. Such default could trigger defaults under our other indebtedness, which would permit the holders of such indebtedness to accelerate our repayment obligations under them. There are no cross-defaults or cross-acceleration provisions under Abitibi’s obligations in the event of a default or acceleration under Bowater’s obligations, or under Bowater’s obligations in the event of a default or acceleration under Abitibi’s obligations; however, AbitibiBowater has guaranteed certain debt obligations of Bowater and certain of its subsidiaries and will guarantee the New Notes.

We are taking steps that are intended to address the significant challenges that we face and to improve our near-term liquidity and generally reduce financial risk. Through the exchange offers, the Concurrent Notes Offering and the Additional Financing Transaction, we are seeking to reduce our debt levels in order to maximize and preserve liquidity through the current economic downturn and extremely tight credit market. The exchange offers, consent solicitation and Concurrent Notes Offering are an important element of our effort to effect a successful restructuring of our indebtedness.